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                       June 15, 2020

       Alexander Henderson
       Chief Financial Officer
       Toga Limited
       2575 McCabe Way
       Suite 100
       Irvine, CA 92614

                                                        Re: Toga Limited
                                                            Form 10-K for the
Fiscal Year Ended July 31, 2019
                                                            Filed November 14,
2019
                                                            File No. 001-39052

       Dear Mr. Henderson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Trade & Services
       cc:                                              Mr. Jeffrey Berg, Baker
& Hostetler